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                                   EXHIBIT 11


                        COMPUTATION OF INCOME PER COMMON
                          AND COMMON EQUIVALENT SHARE.





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                                   EXHIBIT 11

                       Elcor Corporation and Subsidiaries
         Computation of Income Per Common and Common Equivalent Share


                   (In thousands, except per share amounts)

1.       Three Months Ended June 30, 1996
          and June 30, 1995
                                                                                    Three Months Ended
                                                                               6-30-96             6-30-95
                                                                               -------             -------
         Income per Common and Common
         Equivalent Share:

         Net Income                                                            $   2,176         $    3,621
                                                                               =========         ==========

         Shares:
         Weighted average common shares
         outstanding                                                               8,767              8,717

         Adjustments:
         (a)  Assumed issuance of shares purchased under
              incentive stock option plan using treasury
              stock method                                                           104                105
                                                                               ---------         ----------
              Total Common and Common Equivalent Shares                            8,871              8,822
                                                                               =========         ==========

              Income per Common and Common
              Equivalent Share                                                 $     .25         $      .41
                                                                               =========         ==========

2.       Fiscal Year Ended June 30, 1996 and                                        Fiscal Year Ended
             June 30, 1995                                                     6-30-96             6-30-95
                                                                               -------             -------
         Income per Common and Common
         Equivalent Share:

         Net Income                                                            $  10,284         $    9,558
                                                                               =========         ==========

         Shares:
         Total Common and Common Equivalent Shares

         Three months ended 9/30/95 and 9/30/94                                    8,843              8,925
         Three months ended 12/31/95 and 12/31/94                                  8,838              8,849
         Three months ended 3/31/96 and  3/31/95                                   8,875              8,782
         Three months ended 6/30/96 and  6/30/95                                   8,871              8,822
                                                                               ---------          ---------
         Average for Fiscal Year Ended 6/30/96 and 6/30/95                         8,857              8,844
                                                                               =========          =========

         Income Per Common and Common
         Equivalent Share                                                      $    1.16          $    1.08
                                                                               =========          =========